Exhibit 10.2

PORT OF KODIAK

PREFERENTIAL USE AGREEMENT

(Pier III)

City of Kodiak and Horizon Lines of Alaska, LLC

City Contract 217720

This Preferential Use Agreement (“Agreement”) is made and entered into as of March 1, 2015, between the City of Kodiak, an Alaska municipal corporation (“City”), and Horizon Lines of Alaska, LLC (“Horizon Lines”), a limited liability company organized under the laws of the state of Delaware.

WHEREAS, Horizon Lines and the City have entered into a Terminal Operation Contract and a Warehouse Lease Agreement, both dated March 1, 2015, which together with this Agreement provide for Operator’s use and occupancy of facilities at Port of Kodiak Piers II and III.

WHEREAS, Horizon Lines has agreed herein to install a 100 foot gauge crane for use on Pier III and to make a minimum number of container vessel calls at Pier III annually, and leases all storage areas, marshalling yard and buildings at the Pier III Terminal, and it is therefore appropriate that the City grant Horizon Lines the preferential use of the Pier III Terminal as provided herein.

NOW, THEREFORE, in consideration of the premises, and the terms, covenants, conditions, and agreements contained herein and further stated in the Terminal Operation Contract and the Warehouse Lease Agreement, Horizon Lines and the City hereby agree as follows:

I.	DESCRIPTION OF PREMISES

The premises that are the subject of this Agreement consist of the terminal and adjacent property at Pier III as further described below (“Premises”).

A.	At the commencement of this Agreement, the Premises consists of 4.46 acres for freight operations; a container terminal pier, 490 feet by 64 feet with an overall length of 880 feet, bollard to bollard; and a 30-ton Paceco container crane (“Old Crane”); as depicted in Exhibit A to this Agreement.

B.	The City presently is preparing to construct a new Pier III dock structure, consisting of a new 330-ft. long, 110-ft wide dock structure extending eastward from the existing Pier III, plus associated backland terminal area, which should be substantially complete on or about June 30, 2015, as depicted in Exhibit A to this Agreement. Upon its substantial completion, the new Pier III will become part of the Premises. As further described below, Horizon Lines will provide, at its own expense, a 100-foot gauge container crane (“New Crane”) on the new Pier III to replace the Old Crane on the existing Pier III. Horizon Lines will own the New Crane, and the New Crane will not be part of the Premises.

II.	USE OF PREMISES; PREFERENTIAL BERTHING

A.	The City hereby grants Horizon Lines the right to use and occupy the Premises in connection with its transportation business and related activities during the term of this Agreement.

B.	Horizon Lines vessels calling to load and discharge containerized cargo on a scheduled basis shall be entitled to preferential berthing rights at Pier III in accordance with the terms and conditions set forth in this Agreement.

1.	Preferential Berthing and Old Crane Use Rights.

a.	Horizon Lines shall have the preferential right to use the Pier III dock, berth and Old Crane for purposes of mooring, docking, and loading or discharging cargo on or from Horizon Lines’ vessels, including ships, barges, or other watercraft which are owned, operated, or chartered by or for Horizon Lines or any affiliated or related company, or which are used in connection with any of Horizon Lines’ freight operations, or a vessel owned or operated by an entity with which Horizon Lines has a connecting carrier, consortium, or rationalization agreement, if, and to the extent that, said vessel is carrying cargo on Horizon Lines’ behalf. Horizon Lines’ preferential right to use the Old Crane terminates upon the earlier to occur of (i) one year after the date on which the New Crane becomes operational, and (ii) the date when removal of the Old Crane has been completed.

b.	The preferential right of use provided by this paragraph is defined to mean that Horizon Lines shall be accorded the right, after furnishing a vessel schedule, to berth a vessel and utilize the Old Crane in preference to any other user immediately upon the vessel’s arrival in Kodiak harbor, provided that (a) the vessel arrives during a period of twelve (12) hours before or after the arrival time designated in a vessel schedule on file with the City Harbormaster (which schedule may be changed from time-to-time upon ten (10) days’ written notice), or (b) the vessel arrives at an arrival time designated at least eight (8) hours in advance by radio or other message from Horizon Lines to the City Harbormaster.

c.	The preferential right provided herein shall apply whether or not the Pier III dock, berth and Old Crane are being used by any other vessel, and any such other vessel, barge or craft occupying the berth at the time of arrival of Horizon Lines’ vessel during a preferential berthing period shall be removed immediately from the berth at no cost to Horizon Lines.

d.	Horizon Lines shall make a reasonable effort to vacate the berth within six (6) hours after working cargo; provided however, should weather conditions prevent the vessel from leaving safely, an extension may be granted by the City Harbormaster.

e.	Horizon Lines agrees that during the term of this Agreement its Kodiak representative, upon request, will furnish the City Harbormaster with information as to the position, estimated time of arrival in Kodiak, and estimated port time of any vessel due to arrive in Kodiak which will claim preferential berthing rights under this Agreement.

2.	Preferential Use of Storage, Marshaling Areas, and Facilities Other than the Dock, Berth and Old Crane. Horizon Lines shall have a continuing preferential right to use and occupy the storage, marshaling areas, parking areas, and all improvements included in the Pier III Terminal other than the dock, berth and Old Crane for its freight operations, including without limitation the operations of loading, unloading, working, parking, and storage of cargo, vans, chassis, trucks, and other equipment; provided that the City reserves from this grant of preferential right the use of access ways shown on Exhibit A for the transit of cargo from non-Horizon Lines vessels between Pier III and public rights-of-way. “Preferential right” as used in this paragraph is defined to mean that Horizon Lines’ use and occupancy of the Premises shall have first priority over any use and occupancy of the Premises by others which interferes with Horizon Lines’ operation, at no cost to Horizon Lines other than as elsewhere set forth in this Agreement.

3.	Reservation of Secondary Rights. The City specifically reserves to itself and for non-Horizon Lines vessels secondary rights to use and occupy the Pier III Terminal, or portions thereof, subject to the priorities of use accorded to Horizon Lines under this Agreement. The City agrees that it will issue tariffs governing the rates, charges, and conditions for the secondary use of the Pier III Terminal by others, and shall assess reasonable rates and charges to secondary users of the facility.

4.	Berthing of Horizon Lines Barges. In addition to preferential berthing for loading and unloading cargo as provided above, barges owned, chartered, or operated by Horizon Lines shall be allowed to berth at Pier III while not engaged in cargo operations, unless the City Harbormaster requests their removal to allow the use of Pier III by other vessels. In such event, the City Harbormaster will notify the tug captain as early as possible of the time the barge must clear the pier.

III.	OPERATION AND MAINTENANCE OF CRANES.

A.	Operation, Maintenance and Removal of Old Crane.

1.	Horizon Lines shall provide competent and qualified operators for the Old Crane who shall be available on a 24-hour basis during the time that it is operational, to provide crane services to vessels utilizing the Pier III Terminal. Horizon Lines shall be responsible for all costs of operating and maintaining the Old Crane.

2.	Third parties requiring use of the Old Crane shall request such services through Horizon Lines. Third parties shall be charged for the use of the Old Crane at the rate of $1,000.00 per hour, with a minimum of one hour for equipment warm-up plus a minimum of one hour for equipment usage. Horizon Lines shall retain $850.00 per hour of this amount and shall remit the balance of $150.00 per hour to the City.

3.	Within one year after the New Crane becomes operational, Horizon Lines shall be responsible for all costs of decommissioning, removing and disposing of the Old Crane. At time that demolition of the Old Crane is to commence, the City shall transfer title to the Old Crane to Horizon Lines or to a third party designated by Horizon Lines for this purpose, and Horizon Lines may retain any proceeds from the salvage, scrapping or sale of the Old Crane.

B.	Installation, Operation and Maintenance of New Crane.

1.	Commencing upon the later to occur of (i) determination by the City or its representative that the new Pier III is substantially complete under the terms of the contract for its construction (“Substantial Completion”), and (ii) Kodiak Electric Association completion of the power line extension to Pier III and the flywheels needed for the operation of the New Crane, and continuing thereafter for the duration of this Agreement, the City grants Horizon Lines an easement to install, operate and maintain the New Crane on the crane rails located on the new Pier III. The City may not grant any other entities the right to use the crane rails without Horizon Lines’ consent, but the City may grant to other entities the right to cross the easement or to install equipment or fixtures or other improvements in the easement that do not interfere with Horizon Lines’ use of the easement. The City shall install on Pier III in time for the commencement of operation of the New Crane a 12.47kva isolation transformer for the protection of the New Crane. Upon the installation of the transformer, Horizon Lines shall reimburse the City’s actual cost of acquiring and installing the transformer, which is estimated to be approximately $60,000.

2.	Horizon Lines shall maintain sole authority for and control of the New Crane. Horizon Lines shall provide competent and qualified operators for the New Crane who shall be available on a 24-hour basis commencing upon the New Crane becoming operational and continuing thereafter for the duration of this Agreement, to provide crane services to all vessels utilizing the Pier III Terminal, and may allow its use for other purposes at its discretion. Horizon Lines shall be responsible for all costs of installing, operating and maintaining the New Crane.

3.	Horizon Lines shall charge third parties an hourly rate for the use of the New Crane based on comparable rates in the marketplace, with a minimum time requirement not greater than two hours. Horizon Lines shall retain the entire amount of such charges.

IV.	PAYMENTS

A.	Horizon Lines shall pay to the City wharfage fees at the rates shown in the following table. Transhipped/transloaded cargo shall be subject to a single-move, one-time wharfage charge at the same rate. The rate for a year is effective commencing on March 1 of the year and for 12 months thereafter.

Year	Rate per Ton	Year	Rate per Ton
2015	3.45	2020	4.72
2016	3.45	2021	4.83
2017	3.80	2022	4.96
2018	4.17	2023	5.08
2019	$4.60	2024	5.08

B.	All Horizon Lines vessels (as described in Section II.B.1.a) shall pay dockage fees at the rates shown in the following table. The rate for a year is effective commencing on March 1 of the year and for 12 months thereafter.

Year	Rate per Foot	Year	Rate per Foot
2015	1.62	2020	2.50
2016	1.70	2021	2.75
2017	1.87	2022	3.05
2018	2.06	2023	3.64
2019	$2.27	2024	3.64

C.	Horizon Lines shall submit to the City within ten days of the end of each month a statement detailing the vessel dockage and cargo tonnage handled during the previous month.

D.	Horizon Lines shall pay the City for use of the facilities depicted on Exhibit “A,” including the Old Crane until its replacement, and in addition to wharfage, dockage, and other fees or charges elsewhere specified in this Agreement, the monthly payments due on the first day of each month as shown in the table below. The monthly payment amount for a year is effective commencing on March 1 of the year and for 12 months thereafter.

Year	Monthly Payment	Year	Monthly Payment
2015	23,352.92	2020	27,578.91
2016	23,352.92	2021	28,268.38
2017	24,750.00	2022	28,975.09
2018	26,250.00	2023	29,699.47
2019	$26,906.25	2024	29,699.47

E.	Amounts payable by Horizon Lines for facilities or services under this Agreement supersede any charges for the same facilities or services under the Tariff for the Port of Kodiak Cargo Terminal. Nothing in this Agreement reduces or modifies the liability of Horizon Lines for fees or charges for other facilities or services set out in the Tariff for the Port of Kodiak Cargo Terminal.

F.	All amounts due under this Agreement that are not paid within thirty days of the date of invoice thereafter shall bear interest at the rate of 12% per annum for as long as the delinquency continues.

V.	TERM OF AGREEMENT

A.	Initial Term. The term of his Agreement shall commence on March 1, 2015, and shall continue in full force and effect until midnight February 28, 2025, unless earlier terminated pursuant to this section.

B.	Renewal Terms. This Agreement may be renewed for two consecutive additional five-year periods (each a “Renewal Term”), by mutual agreement of the parties. At least ninety (90) days’ prior to the expiration of the term then in effect, Horizon Lines shall provide written notice to the City of its desire to renew or not renew this Agreement for the next succeeding Renewal Term. The City will then reply to Horizon Lines within fifteen (15) days whether it wishes to renew this Agreement. If both parties agree to renew this Agreement, they shall then enter good faith negotiations to address any modifications to this Agreement requested by either party. The failure of the parties to agree upon a renewal of this Agreement shall cause this Agreement to terminate at the end of the current term.

C.	The City may declare a default hereunder and terminate this Agreement, in addition to exercising any other available remedy, upon the occurrence of any of the following:

1.	The failure of Horizon Lines to pay any sum of money due under this Agreement within ten (10) days after the due date.

2.	The failure of Horizon Lines to perform or observe any covenant or condition of this Agreement, other than a default in the payment of money described in Section V.C.1, which is not cured within thirty (30) days after notice thereof from the City to Horizon Lines, unless the default is of a kind that may be cured, but not within such thirty (30)-day period, in which case no default shall be declared so long as Horizon Lines shall commence the curing of the default within such thirty (30) day period and thereafter shall diligently and continuously prosecute the curing of same.

3.	The commencement of a case under any chapter of the federal Bankruptcy Code by or against Horizon Lines, or the filing of a voluntary or involuntary petition proposing the adjudication of Horizon Lines as bankrupt or insolvent, or the reorganization of Horizon Lines, or an arrangement by Horizon Lines with its creditors, unless the petition is filed or case commenced by a party other than Horizon Lines and is withdrawn or dismissed within ninety (90) days after the date of its filing.

4.	The admission in writing by Horizon Lines of its inability to pay its debts when due; the appointment of a receiver or trustee for the business or property of Horizon Lines, unless such appointment shall be vacated within ten (10) days after its entry; Horizon Lines making an assignment for the benefit of creditors; or the voluntary or involuntary dissolution of Horizon Lines.

5.	If Horizon Lines is in default under either the Warehouse Lease Agreement or the Terminal Operation Contract.

D.	The City may terminate this Agreement on one hundred eighty (180) days’ notice to Horizon Lines if Horizon Lines makes (i) fewer than forty-five (45) container vessel calls at the City in any period of twelve (12) consecutive months, or (ii) no Horizon Lines vessel calls at Pier III for a period of ninety (90) or more consecutive days.

VI.	USE OF PREMISES

A.	Horizon Lines shall not use the Premises or any facilities for any unlawful purposes.

B.	Horizon Lines shall use the Pier III Terminal area solely for freight transportation purposes.

C.	Horizon Lines is entitled to quiet enjoyment of the Premises provided that Horizon Lines does not breach the terms of this Agreement.

VII.	MAINTENANCE AND REPAIR OF PREMISES

A.	The City shall maintain and repair, at its own expense, the utilities (water, sewer or septic system, storm drainage, and electrical except items stated in Paragraph VII.B), common roadbeds and pier structures (less mooring capstans). In no event shall the City be obligated to repair or otherwise mitigate or respond to damages resulting from Horizon Lines’ use of the pier and pavement pursuant to this Agreement; except that the City shall be obligated to repair or otherwise attempt to mitigate or respond to damages resulting from an act or omission by the City or a third party. The City shall insure that other users of Pier III, if any, keep it clean and orderly.

B.	Horizon Lines shall, at its own expense, provide all routine preventive maintenance, repairs, and replacements to the structures, including: marine department building, maintenance facility building, container cranes, crane medium voltage 12.47KVA electrical system and associated equipment, crane rails, cable trench, heat trace system, overhead lights, electric pedestals, van back stack area, and electric capstan mooring units.

C.	Asphalt: Horizon Lines will maintain and repair all asphalt pavement in good condition. Horizon Lines will provide all snow removal and de-icing of the Pier III Terminal. Horizon Lines shall keep the Premises clean, orderly, and free of rubbish. If Horizon Lines fails to adequately remove snow, ice, or debris, the City may furnish the necessary equipment and manpower to provide this service in which event Horizon Lines shall promptly pay the City’s billings for such services.

D.	Horizon Lines shall provide the City Harbormaster a semi-annual maintenance and repair report on any single incident of damage or repair over ten thousand dollars ($10,000).

E.	Within thirty (30) days after each anniversary of the date of this Agreement, Horizon Lines and the City agree to inspect the Premises and prepare a report describing the condition of the Premises and specifying any items in need of repair. The party responsible for those repairs shall start those repairs within thirty (30) days after the report is prepared and shall promptly complete them.

F.	If, at any time during the term of this Agreement, the Premises are damaged or destroyed by fire or other casualty, due to any cause other than an act or omission solely of Horizon Lines, the City may elect to either (i) at its expense, repair, rebuild, replace and restore the Premises to a condition comparable to that which existed immediately prior to the fire or other casualty, or (ii) terminate this Agreement. In the event the City elects to repair, rebuild, replace or restore the Premises, payments under this Agreement shall be abated in proportion to the extent that the Premises are not usable by Horizon Lines during the time the unusable areas remain unrepaired or unrestored.

G.	The City shall maintain a depth of approximately minus 38 feet MLLW in the berthing area.

H.	Horizon Lines shall make no alterations, additions, or improvements to the Pier III Terminal without the prior written approval of the City. At the expiration of this Agreement, or any renewal thereof, any such improvements shall become the property of the City.

I.	Horizon Lines acknowledges having inspected or having been given a full opportunity to inspect the Premises and hereby accepts them in their present condition, and shall at the termination of this Agreement surrender said Premises in as good a condition and repair to the City, reasonable wear and tear excepted.

J.	Notwithstanding any other provision of this Agreement:

1.	Commencing upon the earlier to occur of (i) one (1) year after the date on which the New Crane becomes operational, and (ii) the date when removal of the Old Crane has been completed, neither party shall have any obligation to maintain, repair or restore the old Pier III.

2.	On and after the date of Substantial Completion of the new Pier III, Horizon Lines may continue to use the old Pier III at its own risk, subject to load limits that the City may impose from time to time, and subject to J.3 of this paragraph.

3.	At any time after the earlier to occur of (i) one (1) year after the date on which the New Crane becomes operational, and (ii) the date when removal of the Old Crane has been completed, the City may determine in its sole discretion to:

a.	Discontinue permission to use the old Pier III, or

b.	Decommission, demolish and remove the old Pier III.

VIII.	ADDITIONAL TERMS REGARDING THE NEW CRANE.

A.

Covenant against Liens. Horizon Lines may not permit any lien other than a lien securing the general corporate obligations of Horizon Lines, including without limitation a mechanic’s or materialman’s lien, to be filed or recorded against the New Crane. The Operator shall indemnify and save the City harmless from all liability for damages occasioned by any such lien, together with all costs and expenses (including attorneys’ fees) incurred by the City in negotiating, settling, defending, or otherwise protecting against such lien and shall, in the event of a judgment of foreclosure of the lien, cause the lien to be discharged and removed prior to any attempt at execution of such judgment. If any lien other than a lien securing the general corporate obligations of Horizon Lines is filed or recorded against the New Crane, Horizon Lines shall cause the lien to be removed; provided that Horizon Lines may in good faith and at Horizon Lines’ own expense contest the validity of any mechanic’s or materialman’s lien without subjecting the New Crane to foreclosure, if Horizon Lines has furnished the bond required in AS 34.35.072 (or any comparable statute hereafter enacted providing for a bond freeing the New Crane from the effect of such a lien claim).

B.	Option to Purchase.

1.	Upon occurrence of any of the following events, the City shall have the option to purchase the New Crane as provided below: (i) the City terminates this Contract upon a default by Horizon Lines as provided in Section V; or (ii) Horizon Lines ceases to operate at Pier III under the terms of this Agreement.

2.	The City shall exercise the option to purchase by giving Horizon Lines written notice not less than ninety 90 days before the purchase date. The City shall, at its own expense, retain an independent appraiser, who shall determine the fair market value of the New Crane at its location on Pier III. The City shall complete such appraisal and deliver a copy of the appraisal report to Horizon Lines with its notice exercising the option to purchase.

3.	The appraiser’s determination of the fair market value of the New Crane under (2) of this paragraph shall constitute a final binding determination of the fair market value and the option purchase price for the New Crane, unless Horizon Lines gives written notice to the City of its objection to the appraiser’s determination within thirty (30) days after receiving the appraiser’s report, and Horizon Lines shall then engage a second independent appraiser at Horizon Lines’ expense to make a second appraisal of the fair market value in accordance with (2) of this paragraph.

4.	If the second appraisal determines a fair market value that varies from that determined by the first appraisal by no more than twenty percent (20%), then the option purchase price shall be the average of the fair market values determined by the appraisals. If the second appraisal determines a fair market value that varies from the first appraisal by more than twenty percent (20%), then, unless the City and Horizon Lines agree on an option purchase price themselves, the option purchase price shall be determined by arbitration by a single arbitrator under the rules of the American Arbitration Association.

5.	Upon the final determination of the option purchase price, the City shall pay the purchase price for the New Crane to Horizon Lines in exchange for a bill of sale or other appropriate document conveying title to the New Crane to the City free of all liens.

C.	Right of First Refusal. The City is hereby given a right of first refusal to purchase the New Crane on the following terms and conditions:

1.	Horizon Lines may accept an offer to purchase the New Crane only if it is made subject to the City’s right of first refusal herein. Upon acceptance of an offer to purchase the New Crane from a third party (the “Purchase Offer”), Horizon Lines will present a copy of the offer and acceptance to the City by written notice at the address set forth in Section XIX. The City will then have ninety (90) days to either agree to purchase the New Crane on the same terms and conditions set forth in the Purchase Offer or decline to exercise its right of first refusal. The City shall give written notice of its decision to exercise or decline to exercise its right of first refusal to Horizon Lines at the address set forth in Section XIX no later than ninety (90) days after being presented with a copy of the Purchase Offer.

2.	If the City does not exercise its right of first refusal, Horizon Lines may then sell the New Crane to the third party, or any assignee/nominee of said third party, on the same terms and conditions set forth in the Purchase Offer. If the New Crane sells to the third party, or any assignee/nominee of said third party, on the same terms and conditions set forth in the Purchase Offer, then any interest of the City in and to the New Crane shall cease and be of no further force and effect.

3.	If the New Crane is not sold to the third party, or the third party’s assignee/nominee, on the terms and conditions in the Purchase Offer, then the City will continue to have the right of first refusal to purchase the New Crane under the procedures outlined above in this paragraph.

IX.	INDEMNITY

A.	Horizon Lines shall indemnify and hold harmless the City and its elected and appointed officials, employees, agents, and servants from any and all losses, expenses, damages, demands, and claims by any person in connection with or rising out of any injury (including death) to persons or in connection with damage to property or the natural environment, sustained in whole or in part as a result of Horizon Lines’ use and operation of the Old Crane or New Crane, its occupancy and maintenance of the Premises, and/or exercise of its rights under this Agreement or Horizon Lines’ breach of this Agreement. Horizon Lines shall defend all suits and actions brought against the City and any of its elected or appointed officials, employees, agents or servants from any such injury or damage and shall pay all damages, costs, and expenses, including attorney’s fees incurred in connection with the suits or actions. The only exception to this indemnity provision shall be for claims resulting from the negligence, gross negligence, or willful misconduct of the City or its employees, agents, or servants, and for claims resulting from an act or omission of a third party, with respect to which Horizon Lines’ obligations under this paragraph shall be limited to that portion of any such claim not attributable to the City and not attributable to a third party.

B.	This indemnity provision specifically includes all environmental damage that may result from Horizon Lines’ operations under this Agreement and any penalties or fines which may be assessed in connection therewith.

C.	Claims arising in whole or in part out of any incident or event occurring during the term of this Agreement or any extension or renewal of it shall be covered by the provisions of this section IX even though they may not have been asserted or discovered until after the expiration of said term.

X.	UTILITIES

A.	During the term of this Agreement, except as provided in paragraph B of this section, Horizon Lines shall pay the providers directly for all utility bills and accounts for utility services used or consumed by Horizon Lines on or in connection with the Premises, including all operating costs for the Old Crane.

B.	The City shall provide water and septic tank pump-out service, or sewer service if available, to the Premises at no charge to Horizon Lines.

C.	Horizon Lines shall be responsible for obtaining its own janitorial services for the facilities associated with the Pier III Terminal.

XI.	INSURANCE

A.	Horizon Lines shall procure and maintain at its sole expense, and shall keep in full force and effect throughout the term of this Agreement, the following policies of insurance:

1.	Commercial General Liability Insurance, $5,000,000 combined single limit per occurrence for bodily injury and property damage claims arising from all operations related to this Lease. The general aggregate limit shall be $5,000,000.

2.	Commercial Automobile Liability Insurance, $5,000,000 combined single limit per accident for bodily injury and property damage.

3.	Worker’s Compensation and Employers Liability. Worker’s Compensation shall be statutory as required by the State of Alaska. Employers Liability shall be endorsed to the following minimum limits and contain USL&H coverage endorsement, if applicable: (i) bodily injury by accident—$1,000,000 each accident; and (ii) bodily injury by disease—$1,000,000 each employee, $1,000,000 policy limit.

B.	Other Insurance Provisions. The policies are to contain, or be endorsed to contain, the following provisions:

1.	Commercial General Liability and Automobile Liability

a.	City, its officers, officials, employees and volunteers are to be covered as additional insureds. The coverage shall contain no special limitation on the scope of protection afforded to City, its officers, officials, employees and volunteers.

b.	Horizon Lines’ insurance coverage shall be primary insurance as respects City, its officers, officials, employees and volunteers. Any insurance or self-insurance maintained by City, its officers, officials, employees and volunteers shall be excess of Horizon Lines’ insurance and shall not contribute to it.

c.	Horizon Lines’ insurer shall agree to waive all rights of subrogation against City, its officers, officials, employees and volunteers for losses arising from work performed by Horizon Lines for City.

2.	Worker’s Compensation and Employer’s Liability. Horizon Lines’ insurer shall agree to waive all rights of subrogation against City, its officers, officials, employees and volunteers for losses arising from work performed by Horizon Lines for City.

3.	All Insurance. Each insurance policy required by this Agreement shall be endorsed to state that coverage shall not be suspended, voided, canceled by either party, reduced in coverage or in limits except after thirty (30) days’ prior written notice has been given by the Insurer to City by certified mail, return receipt requested.

C.	Acceptability of Insurers. Insurance is to be placed with insurers qualified to do business in Alaska having a Best’s rating of no less than A-: VII.

D.	Verification of Coverage. Horizon Lines shall furnish City with approved certificates of insurance and with certified copies of all endorsements effecting coverage required by this Section. The certificates and endorsements for each insurance policy are to be signed by a person authorized by that insurer to bind coverage on its behalf. The certificates are to be on forms which meet industry standard. City reserves the right to require complete, certified copies of all required insurance policies at any time.

XII.	RIGHT OF INSPECTION

A.	The City shall have the right to inspect the Premises without prior notice to ensure compliance with the terms of this Agreement.

B.	The City shall have the right to audit Horizon Lines’ records and to require Horizon Lines to prepare summaries or reports from its records to determine compliance with the payment terms of this Agreement.

XIII.	TAXES

A.	In addition to the fees and charges provided in this Agreement, Horizon Lines shall pay when due all taxes and other charges which are levied at any time during the term of this Agreement upon the leasehold interest and any improvements on the Premises. If the City receives a notice of assessment from any taxing jurisdiction claiming that the City or Horizon Lines is liable for any tax or charge for which Horizon Lines has agreed to make payment under this paragraph, the City shall notify Horizon Lines in writing no later than thirty (30) days after receipt of the claim. If the City fails to provide Horizon Lines such notice, Horizon Lines shall have no obligation to pay the tax or charge.

B.

If Horizon Lines has a reasonable basis to contest, protest, or appeal (the “Appeal”) the imposition or amount of any tax or charge, Horizon Lines, at its own expense, may prosecute the Appeal, in which case the City shall cooperate fully with Horizon Lines including, but not limited to, providing documentation and other information as required for Horizon Lines to settle or sustain the Appeal. If Horizon Lines prosecutes the Appeal, and if, but only if, such proceedings suspend enforcement and collection of the tax or charge, and no part of the Premises or any interest therein is or will be in danger of being sold or forfeited, Horizon Lines shall have no obligation to pay the tax or charge until the taxing jurisdiction’s decision that the City or Horizon Lines is liable for the tax or charge becomes final. If any of the Premises is subjected to a lien which is not discharged within thirty (30) days after Horizon Lines receives notice of such lien, Horizon Lines shall deposit with the City cash, a sufficient corporate surety bond or other security satisfactory to the City in an amount adequate to provide for the discharge of the lien plus any interest, costs, attorneys’ fees or other charges that could accrue as a result of such contest.

XIV.	ASSIGNMENT

The parties stipulate and agree that the services rendered under this Agreement are of such a nature that the rights and duties of Horizon Lines hereunder shall not be assignable without the prior written consent of the City, which consent shall not be unreasonably withheld, except to an entity that is owned solely by or that is an affiliate of Horizon Lines, after thirty (30) days’ prior notice to the City. Horizon Lines shall include in such notice a statement of any legal requirement for confidentiality regarding the notice or the related transaction, with which the City shall comply. Should the City consent to an assignment Horizon Lines shall nevertheless remain liable for the performance of all of its obligations under this Agreement and the acceptance by the City directly from an assignee of any payments or other performance due under this Agreement shall not be construed as a waiver of Horizon Lines’ continuing liability. A change of control of Horizon Lines other than from the parent entity of Horizon Lines to an affiliate shall constitute an assignment for purposes of this provision. Notwithstanding the foregoing, no consent by the City shall be required in connection with the merger pursuant to that certain Agreement and Plan of Merger dated as of November 11, 2014 by and among Horizon Lines, Inc., Matson Navigation Company, Inc. and Hogan Acquisition Inc.

XV.	COMPLIANCE WITH FEDERAL, STATE, AND LOCAL LAWS

At all times during the term of this Agreement, Horizon Lines shall conduct operations in accordance with all applicable federal, state, and local laws and ordinances.

XVI.	SEVERABILITY

If any part, term or provision of this Agreement is declared null or unenforceable by a court or other tribunal of competent jurisdiction, the validity and enforceability of the rest of this Agreement shall not be affected.

XVII.	WAIVERS

No waiver by Horizon Lines or the City of any covenant or condition of this Agreement shall be construed as a waiver of any other covenant or condition, nor shall the waiver of one breach be considered as a waiver of any other breach.

XVIII.	SURRENDER

A.	Horizon Lines agrees not to encumber the Premises at any time during the term of this Agreement. Horizon Lines agrees that the Premises shall not be subject to any liens, charges or encumbrances and agrees that at the expiration of the term of this Agreement it will deliver to the City or its designee, the Premises in good condition (ordinary wear and tear excepted) and without liens, charges, or encumbrances.

B.	Unless required for the performance by Horizon Lines of its obligations hereunder, Horizon Lines shall have the right at any time during the Term to remove from the Premises all its equipment, removable fixtures and other personal property, and all property of third persons for which Horizon Lines is responsible, and on or before the expiration or earlier termination of this Agreement it shall remove all of the same from the Premises, repairing all damage caused by any removal; provided, however, that, except with respect to the New Crane, if Horizon Lines shall fail to remove all such property within forty-five (45) days after the expiration or earlier termination of this Agreement, the City may remove such property to a public warehouse for deposit or may retain the same in its own possession and in either event may sell the same at public auction; provided, further, that the City shall have given Horizon Lines ten (10) days’’ notice of the City’s intent to sell such property at public auction, the proceeds of which shall be applied: first to the expenses of removal, including repair required thereby, and of storage and sale; second, to any sums owed by Horizon Lines to the City, with any balance remaining to be paid to Horizon Lines; if the expenses of such removal, repair, storage, and sale shall exceed the proceeds of sale, Horizon Lines shall pay such excess to the City upon demand. Without limiting any other term or provisions of this Agreement, Horizon Lines shall indemnify and hold harmless the City, its officers, agents, employees, and contractors from all claims of third persons arising out of the City’s removal and disposition of property pursuant to this Section, including claims for conversion, claims for loss of or damage to property, claims for injury to persons (including death), and claims for any other damages, consequential or otherwise, excluding only claims based on the City’s sole negligence.

XIX.	MODIFICATIONS AND NOTICES

A.	No modification of this Agreement shall be effective unless agreed to by Horizon Lines and the City in writing. No modification of one provision of this Agreement shall be considered a waiver, breach or cancellation of any other provision.

B.	All notices required to be given under this Agreement shall be in writing, and shall be effective on the date of receipt and shall be mailed to the parties at the following addresses:

Horizon Lines of Alaska, LLC 1717 Tidewater Road Anchorage, Alaska 99501 Attn:	City Manager City of Kodiak 710 Mill Bay Road Kodiak, Alaska 99615

Any notice or document delivered by facsimile transmission to a facsimile machine at which the recipient routinely receives such transmissions shall be effective upon the date of receipt of the complete and fully legible document (so long as the original is also mailed in accordance with this paragraph) unless the transmission occurred outside of the usual business hours of the recipient, in which event the document shall be deemed to have been received on the next business day.

XX.	ANTI-DISCRIMINATION

During the performance of this Agreement, Horizon Lines agrees:

A.	In connection with its performance under this Agreement including construction, maintenance, and operation of or on the Premises, Horizon Lines will not discriminate against any employee or applicant for employment because of age, race, color, ancestry, religion, sex, or national origin.

B.	Horizon Lines and its employees shall not discriminate, by segregation or otherwise, against any person on the basis of race, color, ancestry, religion, sex, or nationality by curtailing or refusing to furnish accommodations, facilities, services, or use privileges offered to the public generally.

C.	Horizon Lines shall include and require compliance with the above nondiscrimination provisions in any subletting or subcontract made with respect to construction or maintenance operations under this Agreement.

XXI.	ALASKA LAW

The parties agree that this Agreement was entered into in the State of Alaska, that Alaska law will govern its interpretation and application, and that venue of any suit or other action arising out of this Agreement shall be in Alaska.

XXII.	BINDING ON SUCCESSORS AND ASSIGNS

All provisions of this Agreement shall inure to the benefit of and be binding on the parties, their successors, and permitted assigns.

XXIII.	COMPLETE AGREEMENT

This Agreement, including Exhibit A hereto, and the Terminal Operation Contract and Warehouse Lease Agreement, both dated March 1, 2015, between Horizon Lines and the City, constitute the final agreement between the parties. They are the complete and exclusive expression of the parties’ agreement on the matters contained in this Agreement. All prior and contemporaneous oral and written negotiations and agreements between the parties on the matters contained in this Agreement are expressly merged into and superseded by the aforementioned agreements.

IN WITNESS WHEREOF, the parties have signed this Agreement on the date or dates indicated beneath the signature of their respective officers or agents.

City of Kodiak	Horizon Lines of Alaska, LLC

/s/ Lon White 2/28/15	/s/ Marion G. Davis 1/20/15
Lon White Date Acting City Manager	Marion G. Davis Date President and Chief Executive Officer

ATTEST:	ATTEST:

/s/ Debra L. Marlar 2/28/15	/s/ Richard Kniaziowski 2/6/15
Debra L. Marlar Date City Clerk	Richard Kniaziowski Date Terminal Manager